UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 15, 2011

OPTIMER PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-33291 (Commission File Number)	33-0830300 (I.R.S. Employer Identification No.)

10110 Sorrento Valley Road, Suite C San Diego, California (Address of principal executive offices)	92121 (Zip Code)

Registrant’s telephone number, including area code: (858) 909-0736

Not Applicable.
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 15, 2011, we entered into a Lease Agreement (the “Lease”) with ARE-SD Region No. 33, LLC for approximately 45,000 square feet of office and laboratory space in San Diego, California. The Lease is intended to replace our existing leases covering an aggregate of approximately 32,000 square feet of office and laboratory space in San Diego. The target commencement date of the Lease is August 1, 2012, and the initial term will expire approximately 10 years after the commencement date. The minimum rent payable by us will be approximately $129,000 per month during the first year of the initial term, with 3% annual increases thereafter. In addition, we have the option to extend the Lease for up to two additional consecutive five-year terms, which would commence upon the expiration of the initial 10-year term. In the event we choose to extend the term of the Lease, the minimum monthly rent payable for any additional term will be determined according to the then-prevailing market rate.

The foregoing summary of the Lease does not purport to be complete and is qualified in its entirety by reference to the Lease, which will be attached as an exhibit to our Annual Report on Form 10-K for the year ending December 31, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OPTIMER PHARMACEUTICALS, INC.

Dated: December 19, 2011	By:	/s/ John D. Prunty
John D. Prunty Chief Financial Officer (Duly Authorized Officer and Principal Financial and Accounting Officer)